Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-191519 and No. 333-253537) on Form S-8 and (No. 333-207629 and No. 333-234187) on Form S-3 of our reports dated February 25, 2021, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to acquisitions of independent regions, as to which the date is December 21, 2021, with respect to the consolidated financial statements of RE/MAX Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
December 21, 2021